Exhibit 10.50

EXECUTION COPY

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

BETWEEN

COMMUNICATION INTELLIGENCE CORPORATION,

PHOENIX VENTURE FUND LLC

AND

THE INVESTORS SIGNATORY HERETO

DATED AS OF JUNE 21, 2010

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(Continued)

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Exhibits and Schedules

Schedule I	Schedule of Purchasers

Schedule II	Disclosure Schedule

Exhibit A	Certificate of Designation (Series B)

Exhibit B	Amended and Restated Certificate of Designation (Series A-1)

Exhibit C	By-law Amendment

Exhibit D	Charter Amendment

Exhibit E	Investor Rights Agreement

Exhibit F	Registration Rights Agreement

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

This SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 21st day of June, 2010, by and between Communication Intelligence Corporation, a Delaware corporation (the “Company”), Phoenix Venture Fund LLC, a Delaware limited liability company (“Phoenix”) and the other entities and individuals listed on Schedule I hereto (Phoenix together with such other entities and individuals, the “Purchasers” and each, a “Purchaser”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 10 hereof.

W I T N E S S E T H

WHEREAS, the Company desires to issue and to sell to each of the Purchasers, and the Purchasers desire to purchase from the Company, the shares of Series B Preferred Stock set forth on the Schedule I attached hereto in the column Shares Purchased, all in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:

1.             Authorization of Securities.  The Company has authorized the issuance of up to 14,000,000 shares of its Series B Participating Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”),  and up to 2,000,000 shares of which will be issued and sold upon the terms and subject to the conditions of this Agreement (the “Purchased Shares”) and a portion of which will be issued pursuant to the terms and subject to the conditions of the Exchange Agreement to convert and exchange all of the Indebtedness outstanding on the Closing Date.  The Series B Preferred Stock will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and will have the rights, preferences and privileges set forth in the form of Certificate of Designation of Series B Preferred Stock attached hereto as Exhibit A (the “Certificate of Designation (Series B)”).  The shares of Common Stock into which the Series B Preferred Stock is convertible are sometimes referred to herein as the “Conversion Shares”, the Purchased Shares and the Conversion Shares are sometimes referred to herein collectively as the “Securities”.

2.             Sale and Purchase of the Series B Preferred Stock.  Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Purchasers, and each Purchaser agrees, severally and not jointly, to purchase from the Company, at the Closing, the number of shares of Series B Preferred Stock set forth in the column “Number of Shares Purchased” opposite such Purchaser’s name on Schedule I attached hereto, for a purchase price per share equal to $1.00 (the “Purchase Price”), which shall be paid in cash, as set forth in the column “Aggregate Purchase Price” opposite each Purchaser’s name on Schedule I attached hereto.  The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

3.             Closing; Payment of Purchase Price; Use of Proceeds.

3.1           Closing.  Upon the terms and subject to the satisfaction of the conditions contained in Section 7 hereof and concurrently with the closing of the Recapitalization (as defined below), the closing (the “Closing”) with respect to the transaction contemplated in Section 2 hereof shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is five (5) Business Days after the date on which the last of the conditions precedent to Closing set forth in Section 7 hereof have been either satisfied or waived by the party for whose benefit such conditions precedent exist or at such other date and time as the Company and Purchasers may agree (the “Closing Date”).  At the Closing, the Company shall deliver to each Purchaser certificates representing the Series B Preferred Stock which such Purchaser is purchasing at the Closing as set forth on Schedule I attached hereto, registered in the name of such Purchaser, against delivery to the Company by such Purchaser of a wire transfer in the amount of the Purchase Price therefor.

3.2           Use of Proceeds.  The Company shall use the proceeds from the sale of Purchased Shares hereunder for general corporate and working capital purposes.

4.             Representations and Warranties of the Purchasers; Register of Securities; Restrictions on Transfer. Each Purchaser, severally as to itself and not jointly, represents and warrants to the Company as follows:

4.1           Organization; Authority.  (a)  Each Purchaser that is an entity is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and has all requisite corporate, limited liability company, partnership or trust (as the case may be) power and authority to enter into and deliver this Agreement and the other Transaction Documents and instruments referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)           Each Purchaser that is an individual has full legal right, power, authority and capacity to enter into and deliver this Agreement and the other Transaction Documents and instruments referred to herein to which such Purchaser is a party and to consummate the transactions contemplated hereby and thereby.

4.2           Validity.  The execution, delivery and performance of this Agreement and the other Transaction Documents and instruments referred to herein, in each case to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Purchaser.  This Agreement and the other Transaction Documents and instruments referred to herein to which such Purchaser is a party have been duly executed and delivered by such Purchaser, and each such agreement constitutes a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, subject to general application from time to time of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

4.3           Brokers.  There is no broker, investment banker, financial advisor, finder or other person which has been retained by such Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.4           Investment Representations and Warranties.  Such Purchaser understands that the offering and sale of the Purchased Shares have not been registered under the Securities Act and are being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.  Such Purchaser acknowledges that, except as set forth in the Registration Rights Agreement, the Company has no obligation to register or qualify the Purchased Shares for resale.

4.5           Acquisition for Own Account.  Such Purchaser is acquiring the Purchased Shares for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

4.6           Ability to Protect Its Own Interests and Bear Economic Risks.  Such Purchaser, by reason of its own business and financial experience or that of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Such Purchaser is able to bear the economic risk of an investment in the Purchased Shares and is able to sustain a loss of all of its investment in the Purchased Shares without economic hardship if such a loss should occur.

4.7           Accredited Investor.  Each Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.  Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer.  Each Purchaser acknowledges that an investment in the Purchased Shares is speculative and involves a high degree of risk.

4.8           Access to Information. Such Purchaser has been given access to Company documents, records and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Purchased Shares. The representations of the Purchasers contained in this Agreement shall not affect the ability of the Purchasers to rely on the representations and warranties made by the Company pursuant to Section 5 of this Agreement.

4.9           Restricted Securities.

(a)           Such Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.

(b)           Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.

(c)           Such Purchaser is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.

4.10         Residence.  The office or offices of such Purchaser in which its investment decision was made, and which is its principal place of business, in the case of a corporation, limited liability company, partnership or other entity, or is its residence, in the case of an individual, is located at the address or addresses of such Purchaser set forth on Schedule I hereto.

5.             Representations and Warranties by the Company. Except as set forth by the Company in a written Disclosure Schedule provided by the Company to the Purchasers dated the date hereof (the “Disclosure Schedule”), the Company represents and warrants to each Purchaser that the statements contained in this Section 5 are complete and accurate as of the date of this Agreement and as of the Closing Date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 5 only to the extent it is readily apparent from a reasonable reading of the disclosure that such disclosure is applicable to such other sections and subsections.

5.1           Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists of 285,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 2,000,000 shares are designated Series A-1 Preferred Stock. As of the date hereof, the Company has 190,776,482 issued shares of Common Stock, of which no shares are held by the Company as treasury shares and 190,776,482 are outstanding; 766,195 shares of Series A-1 Preferred Stock are outstanding; 4,000,000 shares of Common Stock are reserved for issuance under the Company’s 1999 Stock Option Plan, under which 2,223,368 shares are subject to outstanding options and no further grants will be made; 7,000,000 shares of Common Stock are reserved for issuance under the Company’s 2009 Stock Compensation Plan, under which 3,465,640 shares are subject to outstanding awards and 3,461,375 shares are available for grant; 4,129,443 shares are subject to outstanding non-plan options and 31,374,223 shares of Common Stock are reserved for issuance upon the exercise of warrants and other convertible securities outstanding on the date hereof. As of the date hereof the Company has no other shares of capital stock authorized, issued, outstanding or reserved.  A capitalization table presenting the capitalization of the Company as of the date hereof is set forth on Schedule 5.1(a) hereto.

(b)           After giving effect to the filing of the Charter Amendment and the Certificate of Designation (Series B) with the Secretary of State of the State of Delaware, the authorized capital stock of the Company consists of 519,000,000 shares of Common Stock, par value $0.01 per share, and 16,000,000 shares of preferred stock, par value

$0.01 per share, of which 2,000,000 shares are designated Series A-1 Preferred Stock and 14,000,000 shares are designated Series B Preferred Stock.

(c)           As of the date hereof, other than as stated in Section 5.1(a), except as set forth on Schedule 5.1(c), (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated; (ii) there are no agreements or arrangements under which the Company is or may become obligated to register the sale of any of its securities under the Securities Act; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iv) the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement.

(d)           There have been no adjustments to the exercise price or the conversion price of any options, warrants or other securities convertible into or exchangeable for shares of Common Stock and Series A-1 Preferred Stock.  The execution and delivery of this Agreement and the Exchange Agreement and the consummation of the transactions contemplated hereby and thereby will not trigger any conversion or exercise price adjustments or any other anti-dilution rights or provisions relating to any shares of capital stock of the Company or any securities or rights convertible into or exercisable or exchangeable for shares of capital stock of the Company.

5.2           Due Issuance and Authorization of Capital Stock.  All of the shares of capital stock of the Company outstanding on the date hereof have been validly issued and are fully paid and non-assessable.  On the Closing Date, the sale and delivery of the Purchased Shares, when issued, sold and delivered in accordance with the terms hereof, and the issuance and/or delivery of the Conversion Shares upon conversion of the Purchased Shares in accordance with the terms of the Certificate of Designation (Series B) will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes and will vest in the holders thereof legal and valid title to such Purchased Shares or Conversion Shares, as the case may be, free and clear of any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance (collectively, “Encumbrances”), and will not be subject to preemptive rights or other similar rights of stockholders of the Company, and the issuance of such shares will not impose personal liability upon the holder thereof.  Following the filing of the Charter Amendment with the Secretary of State of the State of Delaware, a sufficient number of authorized shares of Common Stock have been reserved for issuance upon conversion of the Purchased Shares.

5.3           Organization. The Company and each of its Subsidiaries (a) is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect, and (c) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. The Company has its principal place of business and chief executive office in Redwood Shores, California.

5.4           Subsidiaries.  All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 5.4.  Except as set forth on Schedule 5.4, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

5.5           Consents.  Except as set forth on Schedule 5.5, neither the execution, delivery or performance of this Agreement, the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1), the Charter Amendment or the other Transaction Documents by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Series B Preferred Stock or the issuance and delivery of the Conversion Shares) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than (a) approval by the Company’s stockholders of the Charter Amendment and the Amended and Restated Certificate of Designation (Series A-1), (b) the filing of the Charter Amendment, the Certificate of Designation (Series B) and the Amended and Restated Certificate of Designation (Series A-1) with the Secretary of State of the State of Delaware, (c) the filings required to comply with the Company’s registration obligations under the Registration Rights Agreement and (d) filings required under applicable U.S. federal and state securities laws.

5.6           Power and Authorization.  The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1), the Charter Amendment and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Series B Preferred Stock, the Conversion Shares and the provision to the Purchasers of the rights contemplated by the Transaction Documents) and no action on the part of the stockholders of the Company is required other than approval by the stockholders of the Charter Amendment and the election to the Board of the Series B Directors, and approval by the holders of Series A-1 Preferred Stock of the Amended and Restated Certificate of Designation (Series A-1).  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, the execution and filing of the Charter Amendment, the Certificate of Designation (Series B) and the Amended and Restated Certificate of Designation (Series A-1), and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company.

5.7           Enforcement.  This Agreement has been duly executed and delivered by the Company, and the Certificate of Designation (Series B), the Amended and Restated

Certificate of Designation (Series A-1), the Charter Amendment, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by the Company, and each such agreement constitutes or will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to general application from time to time of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

5.8           No Conflicts.  The execution, delivery and performance of each of this Agreement, the other Transaction Documents, the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1) and the Charter Amendment, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Purchased Shares, the Series B Preferred Stock and the Conversion Shares) will not (a) result in a violation of the Certificate of Incorporation and By-laws of the Company (the “Charter Documents”) or the certificates of formation, operating agreements, articles or certificates of incorporation, by-laws or comparable organization documents of its Subsidiaries, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, (c) result in a material violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (d) result in a material violation of any rule or regulation of FINRA or its Trading Markets, or (e) result in the creation of any Encumbrance upon any of the Company’s or any Subsidiary’s assets.  The Company is not in violation of its Charter Documents.  The business of the Company and each of its Subsidiaries is not being conducted in violation in any material respect of any law, ordinance or regulation of any Governmental Entity.

5.9           Material Contracts.  Each Material Contract of the Company or any Subsidiary is listed on Schedule 5.9 hereof.  Each Material Contract is the legal, valid and binding obligation of the Company or such Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general equitable principles.  There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company under, or give others any rights of termination, amendment, acceleration or cancellation of, any such Material Contract.  To the knowledge of the Company, there has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or any combination thereof, would constitute a breach, violation or default by any other Person under any such Material Contract.  The Company has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

5.10         Right of First Refusal; Stockholders Agreement; Voting and Registration Rights.  Except as set forth in the Certificate of Designation (Series B), no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the securities of the Company.  Except as set forth on Schedule 5.10, there are no provisions in the Charter Documents or any Material Contracts, which (a) may affect or restrict the voting rights of the Purchaser with respect to the Securities in its capacity as a stockholder of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Securities, (c) would adversely affect the Company’s or any Purchaser’s right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Documents or the Certificate of Designation (Series B) and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a different vote under Delaware law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company.

5.11         Previous Issuances.  All shares of capital stock and other securities issued by the Company prior to the Closing Date have been issued in transactions registered under or exempt from the registration requirements under the Securities Act and all applicable state securities or “blue sky” laws, and in compliance with all applicable corporate laws.  The Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing Date.  No Person has any rescission rights with respect to any shares of capital stock of the Company.

5.12         No Integrated Offering.  Neither the Company, nor any of its Affiliates or any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Series B Preferred Stock, the Purchased Shares or the Conversion Shares nor have any of such Persons made any offers or sales of any security of the Company or its Affiliates or solicited any offers to buy any security of the Company or its Affiliates under circumstances that would require registration of the Series B Preferred Stock, the Purchased Shares or the Conversion Shares under the Securities Act or cause this offering of Purchased Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

5.13         SEC Reports; Financial Statements.

(a)           The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof since January 1, 2008 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  All Material Contracts to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject that are required to be included as part of or specifically identified in the SEC Reports are so included or specifically identified.

(b)           The financial statements of the Company and its Subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC and PCAOB with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP and except that unaudited financial statements may not contain all footnotes required by GAAP are true and correct in all material respects and fairly present the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.14         No Undisclosed Material Liabilities.  As of the date of this Agreement, there are no liabilities of the Company or any Subsidiary, of any kind whatsoever, whether interest-bearing indebtedness, or liabilities accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities:

(a)           reflected in the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(b)           incurred since March 31, 2010 in the ordinary course of business consistent with past practice, which are not in excess of $250,000 in the aggregate;

(c)           created under, or incurred in connection with, this Agreement, the other Transaction Documents, the Certificate of Designation (Series B) or the Amended and Restated Certificate of Designation (Series A-1).

5.15         Litigation.  Except as set forth on Schedule 5.15, there is no action, suit, investigation or other proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their properties or to the knowledge of the Company any of its or their officers or directors before any court or arbitrator or any Governmental Entity.  To the knowledge of the Company, there are no facts that would cause a reasonable person to believe that such a proceeding would likely result.

5.16         Taxes.  The Company and each of its Subsidiaries has properly filed all federal, foreign, state, local, and other tax returns and reports which are required to be filed, which returns and reports were properly completed and are true and correct in all respects, and all taxes, interest, and penalties due and owing have been timely paid.  There are no outstanding waivers or extensions of time with respect to the period for assessing or auditing any tax or tax return of the Company or any Subsidiary, or claims now pending or matters under discussion between the Company or any Subsidiary and any taxing authority in respect of any tax of the Company or any Subsidiary.

5.17         Employee Matters.

(a)           The Company has listed any “employee benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that it or any Subsidiary maintains as an exhibit to an SEC Report or on Schedule 5.17(a).

(b)           No director or officer or other employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting) or lapse of repurchase rights or obligations with respect to any employee benefit plan subject to ERISA or other benefit under any compensation plan or arrangement of the Company or any Subsidiary (each, an “Employee Benefit Plan”)) solely as a result of the transactions contemplated in this Agreement; and no payment made or to be made to any current or former employee or director of the Company or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(c)           No employee is, or is now expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each employee does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matter.

(d)           The Company and each of its Subsidiaries are in substantial compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company or any Subsidiary is pending or, to their knowledge, threatened, nor is the Company or any Subsidiary involved in or, to their knowledge, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees of the Company or any Subsidiary. To the Company’s knowledge, there are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Employee Benefit Plan.

5.18         Compliance with Laws.  The Company and each of its Subsidiaries have been and are in compliance in all material respects with the terms of all franchises, permits, licenses and other rights and privileges necessary to conduct the Company’s and each of its Subsidiaries’ present and proposed business and is in compliance with and have not violated, in any respect, any applicable provisions of any laws, statutes, ordinances or regulations material to its respective business or the terms of any judgments, orders, decrees, injunctions or writs.

5.19         Brokers.  Except as set forth on Schedule 5.19, there is no investment banker, broker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.20         Environmental Matters.

(a)           (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and each of its Subsidiaries are in substantial compliance with all applicable Environmental Laws; and (iii) to the knowledge of the Company, there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in a such a liability.

(b)           For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, binding judicial decisions, regulations, ordinances, rules, binding judgments, binding orders, codes, binding injunctions and permits relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

5.21         Intellectual Property Matters.

(a)           “Intellectual Property” means any and all of the following arising under the laws of the United States, any other jurisdiction or any treaty regime: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures and all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names and all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (iii) all copyrightable works, mask works or moral rights, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software, including, without limitation, all software implementations of algorithms, models and methodologies, whether in source code or object code, all databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, all descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including user manuals and training materials, relating to any of the foregoing (“Software”), (vi) all other proprietary rights, (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (viii) all licenses or agreements in connection with the foregoing.  “Company Intellectual Property” means all Intellectual Property which is used or usable in the business of the Company or any of its Subsidiaries.

(b)           Without limiting the scope of the Company Intellectual Property, Schedule 5.21(b) sets forth each item of Company Intellectual Property.  Except as set forth on Schedule 5.21(b), with respect to each item of Company Intellectual Property:

(1)           the Company or a Subsidiary possesses all rights, titles and interests in and to the item if owned by the Company or a Subsidiary, free and clear of any Encumbrance, license or other restriction (other than Encumbrances created under the Pledge and Security Agreement, dated June 5, 2008), and uses and contemplates using such item, in the case of a licensed item, in the manner in which it is entitled to use such item under the applicable license agreement, and the Company has taken or caused to be taken commercially reasonable and prudent steps for a company of like resources and business model to protect its rights in and to the item;

(2)           the item, if owned by the Company or a Subsidiary, is not, and if licensed, to the knowledge of the Company is not, subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(3)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, has been or is being threatened which challenges the validity, enforceability, registrability, use or ownership of the item;

(4)           the Company or a Subsidiary has sufficient right, title and interest to use or own the item without infringement upon or misappropriation of any valid and enforceable Intellectual Property right or other right of any third party;

(5)           other than customary contractual obligations to indemnify customers in connection with an allegation of infringement made by a third party, neither the Company nor any of its Subsidiaries has agreed to indemnify any person for or against any interference, infringement or misappropriation;

(6)           to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Company Intellectual Property and, except as set forth in Schedule 5.21(b), no claim or litigation has been brought or threatened against any third party by or on behalf of the Company or any Subsidiary asserting interference with, infringement of, or misappropriation of Company Intellectual Property or breach of any license or agreement involving the Company Intellectual Property;

(7)           neither the Company nor any Subsidiary is party to any option, license, sublicense or agreement covering the item that it is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(8)           each option, license, sublicense or agreement covering the item is valid, binding and enforceable against the Company or its Subsidiary, as the case may be;

(9)           that is a registered or applied for patent, copyright, trademark, or service mark in the United States or any other jurisdiction, such item, to the knowledge of the Company, is valid, enforceable and subsisting and is not subject to any claims, Encumbrances, taxes or other fees except for periodic filing, annuity and maintenance fees; and

(10)         the Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the item.

(c)           Except as set forth on Schedule 5.21(b), the Company, each of its Subsidiaries, and their respective products and services have not, to the knowledge of the Company, infringed upon, misappropriated or otherwise come into conflict with any valid and enforceable Intellectual Property rights of third parties or violated any license or agreement with respect to Intellectual Property rights of a third party. There is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company, any Subsidiary, or any of their respective products and services contesting the right to use any third party’s Intellectual Property rights, asserting the infringement, misuse, misappropriation, or other violation of any third party’s Intellectual Property rights, asserting violation of any license or agreement with respect to a third party’s Intellectual Property rights, or asserting unfair competition or trade practices. The Company has not received written, or to the knowledge of the Company, non-written notice from any third party (i) that the Company, any Subsidiaries, or any of their respective products and services infringes, misuses, misappropriates or otherwise violates the Intellectual Property of any third party, (ii) that the Company or a Subsidiary requires a license to any third party Intellectual Property rights to conduct its business as currently conducted or as it is intended to be conducted, or (iii) of an unsolicited offer to license any Intellectual Property rights of a third party. To the knowledge of the Company, there are no facts or circumstances that would reasonably lead it to believe that the activities or the conduct of the business or operations of the Company or any Subsidiary did prior to Closing, or will when conducted in the same manner following the Closing, infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party.

(d)           All domain names owned by the Company or its Subsidiaries or used in the business of the Company and its Subsidiaries (the “Domain Names”) have been and are duly registered with Network Solutions and GoDaddy.com (together, the “Registrars”) through the Registrars’ registration procedures, and are operating, accessible domain names. The registration of each such Domain Name is free and clear of all Encumbrances and is in full force and effect. The Company has paid all fees required to maintain each Domain Name registration. The Company or a Subsidiary owns all, and has not waived, forfeited or granted to any third parties any, rights, title or interest in or to the Domain Names including, without limitation, any benefits, entitlements or rights of renewal with respect to the Domain Names.  None of the Domain Names have been placed on “hold” or are otherwise subject to a dispute or potential dispute. Neither the Company nor any of its Subsidiaries has received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such Domain Names.

(e)           The Company or a Subsidiary is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company and its Subsidiaries. All Trademarks of the Company and its Subsidiaries which are used in any way in connection with the conduct of the Company’s business have been in continuous use by the Company or a Subsidiary. There has been no prior use of any such Trademarks or other action taken by any third party that would confer upon said third party superior rights in such Trademarks, the Company has taken all necessary steps to protect the Trademarks against infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in their respective registration certificates or identified in their respective pending applications.

(f)            None of the key employees of the Company or any Subsidiary are obligated under any contract (including, without limitation, licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her reasonable diligence to promote the interests of the Company or any Subsidiary or that would conflict with the Company’s or any Subsidiary’s businesses as presently conducted or as proposed to be conducted. Neither the execution, delivery or performance of this Agreement, nor the carrying on of the businesses of the Company or any Subsidiary by the employees of the Company and its Subsidiaries, nor the conduct of the Company’s businesses as presently conducted or as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any such key employee is obligated.

(g)           The Company has entered into confidentiality and proprietary information and assignment of inventions and other Intellectual Property agreements with each of the current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, that, among other things, protect the confidentiality of all Company Intellectual Property and ensure full and unencumbered ownership by the Company or a Subsidiary of all Company Intellectual Property. The Company is not aware of any violation by any such employees of such agreements.

(h)           No current of former stockholder, member, director, officer or employee of the Company or any Subsidiary has any interest, right, title or interest in any of the Company Intellectual Property.

(i)            The Company and each of its Subsidiaries have taken all necessary steps to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the Company’s or any Subsidiary’s business. Without limiting the foregoing, the Company and each of its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and third party to which they disclose confidential information or trade secrets to execute agreements restricting disclosure and use of such confidential information and trade secrets that are substantially consistent with the Company’s standard forms thereof. Except under valid and binding confidentiality obligations, there has been no disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s or any Subsidiary’s business. Except as set forth in Schedule 5.21(b), the Company or a Subsidiary has not provided, nor is obligated in any circumstance to provide, source code to any Company Intellectual Property to any third party.

(j)            The Company Intellectual Property comprises all Intellectual Property necessary to the business of the Company and each of its Subsidiaries as presently conducted or proposed to be conducted.  It is not necessary for the Company or any Subsidiary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or a Subsidiary, except for valid and enforceable inventions, trade secrets or proprietary information that have been assigned to the Company or a Subsidiary.

(k)           The Company and each of its Subsidiaries are not subject to any “open source” or “copyleft” obligations and are not subject to any agreement or distribution model that: (i) involves distribution, making generally available of, or making any public disclosure of, any source code either used or developed by the Company or any Subsidiary, (ii) prohibits or limits charging a fee or receiving consideration in connection with licensing or distributing any Company product, (iii) except as specifically permitted by law, grants any right to, or otherwise allows, any third party to decompile, disassemble or otherwise reverse-engineer any Company product, or (iv) requires the licensing of any Company product for the purpose of making derivative works.

(l)            All Software, hardware, and technology used by the Company and each of its Subsidiaries perform in substantial compliance with all applicable specifications.

(m)          Any Software used by the Company or any Subsidiary was either (i) developed by employees of the Company or a Subsidiary within the scope of their employment; (ii) developed by consultants or independent contractors who have assigned their rights to the Company or a Subsidiary pursuant to written agreements; or (iii) otherwise acquired by the Company or a Subsidiary from a third party pursuant to a valid written agreement with the third party. The Software used by the Company or any Subsidiary does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any third party, except for such materials or development environments obtained by the Company or a Subsidiary from third parties who make such materials or development environments generally available on non-discriminatory commercial terms.

(n)           Neither the Company nor any Subsidiary is now or ever was a member or promoter of, or a contributor to, or otherwise participated in any industry standards bodies or similar organizations that could compel the Company or any Subsidiary to grant or offer to any third party any license or right to Company Intellectual Property, to disclose any Company Intellectual Property to any third party, or to restrict Company’s enforcement of the Company Intellectual Property, provided that the mere act of implementing a standard shall not be deemed to cause the Company or any Subsidiary to be considered a member, promoter, contributor or participant in a standards body or similar organization.  To the extent the Company or any Subsidiary is now or ever was a member, promoter, contributor, or participant in any industry standards body or similar organization, the Company and such Subsidiary have complied at all times with any policies of such industry standards body or similar organization, including without limitation any policies regarding the identification and disclosure of intellectual property. Schedule 5.21(n) sets forth a complete and accurate list of any standards bodies or similar organizations in which the Company or any Subsidiary has ever been a member, promoter, contributor or participant.

(o)           No funding or facilities of a government, university, college, or other educational institution or research center was used in the creation or development of the Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for any government, university, college, or other educational institution or research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any government that grants to such government any right or license with respect to the Company Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company product.

(p)           The Company and each of its Subsidiaries maintain rules, policies and procedures regarding data security, privacy, collection and use of personal information and user information, and data use that are commercially reasonable and, in any event, comply with the Company’s or such Subsidiary’s obligations to its customers and applicable laws, rules and regulations. To the knowledge of the Company, there have not been, and the transaction contemplated under this Agreement will not result in, any security breaches of any security policy, data use restriction or privacy breach under any such policies or any applicable laws, rules or regulations. No claims have been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any person alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable rules, policies or procedures.

(q)           No event has occurred, and no circumstance or condition exists, that has resulted or would result in the delivery, license, or disclosure of the source code for any Company Software to any other Person pursuant to any source code escrow arrangement.  The Company and each of its Subsidiaries have at all times been in compliance with the obligations and conditions of any source code escrow agreement.

5.22         Related-Party Transactions.  Except as set forth on Schedule 5.22, no stockholder who beneficially owns 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company or any Subsidiary or member of his or her immediate family is currently indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such Person.  Except as set forth on Schedule 5.22 hereto, as of the date hereof, no stockholder who beneficially owns 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company and no member of the immediate family of any stockholder who beneficially owns 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company is directly or indirectly interested in any contract with the Company or any of its Subsidiaries.

5.23         Title to Property and Assets.  Neither the Company nor any Subsidiary owns any real property.  The Company and each of its Subsidiaries own or have legally enforceable rights to use or hold for use their personal property and assets free and clear of all Encumbrances except liens for taxes not yet due and payable, purchase-money security interests entered into in the ordinary course of business and such other Encumbrances, if any, that individually or in the aggregate, do not and would not detract from the value of any asset or property of the Company and its Subsidiaries. With respect to any real property, neither the Company nor any Subsidiary is in violation in any material respect of any of its leases. All machinery, equipment, furniture, fixtures and other personal property and all buildings, structures and other facilities, if any, including, without limitation, office or other space used by the Company or any of its Subsidiaries in the conduct of their business, are in good operating condition and fit for operation in the ordinary course of businesses (subject to normal wear and tear). The Company has delivered to the Purchasers true and complete copies of any leases related to the real property used by the Company or any of its Subsidiaries in the conduct of their businesses.

5.24         Absence of Changes.  Since December 31, 2009 and except as set forth on Schedule 5.24 or as expressly provided by this Agreement, there has not been:

(1)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of its capital stock of the Company;

(2)           any amendment of any term of any outstanding security of the Company;

(3)           any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, other than contracts that do not involve the payment of more than $100,000 in the aggregate;

(4)           any (A) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any Subsidiary, (B) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (C) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (D) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or senior employees of the Company or any Subsidiary; or

(5)           any tax election made or changed, any audit settled or any amended tax returns filed;

(6)           any Material Adverse Effect or any event or events that individually or in the aggregate would have a Material Adverse Effect;

(7)           any damage, destruction or loss (whether or not covered by insurance) affecting the Company’s and any of its Subsidiaries’ properties or assets;

(8)           any sale, assignment or transfer, or any agreement to sell, assign or transfer, any asset, liability, property, obligation or right of the Company or any Subsidiary to any Person, including, without limitation, the Purchaser and its Affiliates, in each case, other than in the ordinary course of business and consistent with past practice;

(9)           any liability incurred, or any loans or advances made, by the Company or any Subsidiary, other than advances of travel and other business expenses in the ordinary course involving not more than $5,000 individually or $25,000 in the aggregate;

(10)         any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets;

(11)         any assignment, lease or other transfer or disposition, or any other agreement or arrangement therefor by the Company or any Subsidiary of any property or equipment having a value in excess of $50,000;

(12)         any expenditure by the Company or any Subsidiary (or series of related expenditures) involving more than $50,000 individually or $100,000 in the aggregate;

(13)         any waiver of any rights or claims of the Company or any Subsidiary;

(14)         any agreement or commitment by the Company or any Subsidiary to do any of the foregoing or any transaction by the Company or any Subsidiary outside the ordinary course of business of the Company; or

(15)         any lien upon, or adversely affecting, any property or other assets of the Company or any Subsidiary.

5.25         Illegal Payments.  Neither the Company nor any Subsidiary has, nor, to the knowledge of the Company, has any director, officer, agent or employee of the Company or any Subsidiary, paid, caused to be paid, or agreed to pay, directly or indirectly, in connection with the business of the Company or any Subsidiary: (a) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar payment; (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law); or (c) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

5.26         Suppliers and Customers.  Since January 1, 2009, there has been no termination, cancellation or threatened termination or cancellation or limitation of, or any dissatisfaction with, the business relationship between the Company or any Subsidiary and any supplier, customer, vendor, customer or client, where such business relationship involves payments of more than $25,000 per annum.

5.27         Regulatory Permits.  The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits is not material to the Company and its Subsidiaries taken as a whole (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

5.28         Insurance.  The Company and each of its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which the Company and each of its Subsidiaries are engaged.  The Company carries directors and officer’s insurance coverage in the amount set forth on Schedule 5.28.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

5.29         Investment Company.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the shares of Series B Preferred Stock, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.30         Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Common Stock is currently quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “CICI.”  The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements of such Trading Market.

5.31         Accountants.  GHP Horwath, P.C. has delivered an unqualified audit report to the Company with respect to its audited consolidated financial statements included in the SEC Reports for the years ended December 31, 2008 and 2009, and are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder. During the last two fiscal years, there have been no disagreements of any kind and none are reasonably anticipated by the Company to arise, between the Company and GHP Horwath, P.C. and the Company is current with respect to any fees owed to such accounting firm.

5.32         Application of Takeover Protections.  The Company and its Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate or articles of incorporation, bylaws (or other organizational or charter documents) or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable as a result of this Agreement, the Exchange Agreement, the Certificate of Designation (Series B) and the Transaction Documents, including without limitation the Company’s issuance of the Series B Preferred Stock or the issuance and delivery of the Conversion Shares and the ownership of the Series B Preferred Stock and the Conversion Shares.

5.33         Stock Options.  With respect to stock options issued pursuant to the Company’s Employee Benefit Plans (i) each stock option designated by the Company at the time of grant as an “incentive stock option” under Section 422 of the Code so qualifies; (ii) except as set forth in the SEC Reports, including the financial statements included therein, each grant of a stock option was duly authorized no later than the date on which the grant of such stock option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; and (iii) each such grant was made in accordance with the terms of the Employee Benefit Plans, the Securities Act and all other applicable laws and regulatory rules or requirements.

5.34         Disclosure.  The Company understands and confirms that the Purchasers will rely on the foregoing representations in purchasing securities of the Company. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges and agrees that the Purchasers do not make and have not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.

6.             Pre-Closing Covenants.

6.1           Conduct of Business.

(a)           From the date of this Agreement through the Closing Date, except as Phoenix may otherwise approve (which approval shall not be unreasonably withheld) or as otherwise expressly provided by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct their businesses in the ordinary course in accordance with past practice, (ii)  use commercially reasonable efforts to preserve intact their respective business organizations and goodwill and assets, (iii) use commercially reasonable efforts to keep available the services provided by their respective present officers and key employees, (iv) use their commercially reasonable efforts to maintain satisfactory relationships with others having business relationships with the Company and any of its Subsidiaries, and (v) observe and perform all of its obligations and comply with all terms and provisions of any and all leases, licenses and other agreements to which it is a party.

(b)           Except as described in Schedule 6.1(b) or as expressly provided by this Agreement, or to the extent Phoenix otherwise consents in writing, during the period from the date of this Agreement to the Closing Date (which consent shall not be unreasonably withheld), the Company shall not, and shall not cause or permit any of its Subsidiaries, to directly or indirectly (i) incur indebtedness for borrowed money, other than under the terms of the Credit Agreement, (ii) grant any Encumbrances on its assets, (iii) enter into any Material Contract or terminate or amend any Material Contract to which any such Person becomes or is a party or transfer or license any Company Intellectual Property, in each case, other than in the ordinary course of business consistent with past practice, (iv) dispose of any assets of any such Person, (v) other than issuances of additional shares of Series A-1 Preferred Stock in connection with the payment of accrued dividends on shares of Series A-1 Preferred Stock outstanding as of the date hereof, make any distribution in respect of the equity securities of or other ownership interest in such Person, (vi) make or revoke any election under the Code, (vii) other than (a) the issuance of secured promissory notes under the terms of the Credit Agreement, (B) the issuance of additional warrants to purchase Common Stock in connection with the payment of accrued interest through the issuance of additional secured promissory notes under the terms of the Credit Agreement, or (C) the issuance of additional shares of Series A-1 Preferred Stock in connection with the payment of accrued dividends on shares of Series A-1 Preferred Stock outstanding as of the date hereof, authorize, issue, or agree or otherwise commit to authorize or issue, any shares of stock of any class, or any bonds, debentures or notes, or any securities convertible into, exchangeable for or having option rights to purchase any shares of capital stock of the Company securities other than pursuant to the exercise of options or warrants or the conversion of Series A-1 Preferred Stock, in each case, outstanding on the date hereof pursuant to their terms, (viii) amend its Charter Documents or comparable governance documents, (ix) make any capital expenditure in excess of $100,000, (x) decrease the amount of any insurance coverage, (xi) make any alteration to its business plan, (xii) increase the compensation of any of its employees, (xiii) waive, compromise, or settle any claim, or (xiv) voluntarily incur any liability or obligation in excess of $50,000 individually or $250,000 in the aggregate.

6.2           Notice of Certain Events.  The Company will promptly give written notice to Phoenix, on behalf of the Purchasers, of (i) any facts, events or circumstance changes which, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or cause the conditions to closing in Section 7 not to be satisfied and (ii) all claims or proceedings pending or threatened against the Company or any of it Subsidiaries which may give rise to a liability in excess of $50,000 or which may harm the reputation or operations of the Company or any of its Subsidiaries.  The Company will promptly supply Phoenix, on behalf of the Purchasers, with all information reasonably requested in respect of any such facts, events, circumstances, claims or proceedings.

6.3           Salary Incentive Plan.  The Company covenants and agrees that it shall, commencing with the pay period ending June 30, 2010, implement a salary incentive plan in accordance with the terms and provisions of Schedule 6.3 hereof for each of the executive officers and employees listed on such schedule in the amounts set forth next to such individual’s name on such schedule (the “2010 Salary Incentive Plan” or “Plan”). The Plan shall remain in effect until the Company has satisfied one of the revenue tests set forth on Schedule 6.3 and it is terminated in accordance with its terms.  Fifty percent (50%) of the initial awards of restricted shares under the Plan will vest on December 31, 2010 and the remaining fifty percent (50%) will vest on June 30, 2011, provided, in each case, the participant remains employed by the Company through that date.

7.             Conditions of Parties’ Obligations.

7.1           Conditions of the Purchasers’ Obligations.  The obligations of the Purchasers to purchase the Purchased Shares set forth on Schedule I attached hereto at the Closing are subject to the fulfillment prior to the Closing Date of all of the following conditions, any of which may be waived in whole or in part by Phoenix in its absolute discretion.

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct in all material respects on and as of the Closing Date except those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)           Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.

(c)           No Material Adverse Effect.  There shall have been no Material Adverse Effect with respect to the Company or its Subsidiaries since December 31, 2009.

(d)           Consents and Waivers.  The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement, the other Transaction Documents (including the consents and waivers listed on Schedule 5.5), the Certificate of Designation (Series B) and the Amended and Restated Certificate of Designation (Series A-1), to issue the Series B Preferred Stock and the Conversion Shares, and to carry out the transactions contemplated hereby and thereby, including the consent of the requisite holders of the shares of Series A-1 Preferred Stock, in the form attached hereto as Schedule 7.1(d).  All corporate and other action and governmental filings necessary to effectuate the terms of the Charter Amendment, the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1), this Agreement, the other Transaction Documents, the Purchased Shares and the Conversion Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

(e)           Recapitalization.  Concurrently with the Closing hereunder, the holders of all of the outstanding Indebtedness shall have exchanged such Indebtedness into shares of Series B Preferred Stock (the “Recapitalization”) pursuant to the terms and subject to the conditions of that certain Exchange Agreement, of even date herewith, by and between the Company, Phoenix, Michael Engmann, Ronald Goodman and the other signatories thereto (the “Exchange Agreement”).

(f)            Charter Amendment. Prior to the Closing, (i) the Company shall have caused the Charter Amendment, to be filed with the Secretary of State of Delaware to increase the number of authorized shares of Common Stock to 519,000,000 and the number of authorized shares of Preferred Stock to 16,000,000 and (ii) the Purchasers shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to them that such filing has occurred.

(g)           Certificates of Designation. Prior to the Closing, (i)(A) the Certificate of Designation (Series B) and (B) the Amended and Restated Certificate of Designation (Series A-1) shall have been filed with the Secretary of State of the State of

Delaware, and (ii) the Purchasers shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to it that such filings has occurred.

(h)           By-law Amendment.  The Company shall have adopted the By-law Amendment.

(i)            Minimum Subscription.  The Company shall have received from the Purchasers not less than $1,400,000 in immediately available funds for the purchase of the Purchased Shares in accordance with the terms of this Agreement.

(j)            Resignations.  The Company shall have received the resignations of Guido DiGregorio and Louis Panetta from the Board and the resignation of Guido DiGregorio as Chief Executive Officer and Chairman of the Board, in each case, effective as of the Closing Date.

(k)           Board Appointment and Approval.  In accordance with the Certificate of Designation (Series B) and the Investor Rights Agreement, the Board shall have appointed three representatives of the holders of Series B Preferred Stock to the Board (the “Series B Directors”), which representatives shall be Philip Sassower, Andrea Goren and Francis Elenio to fill the vacancies caused by the resignations required under subsection (j) above and David Welch and Kurt Amundson shall have been duly elected to serve on the Board by the stockholders of the Company at the Stockholders Meeting contemplated by Section 8.1 hereof, duly called and held in accordance with the Delaware General Corporation Law.

(l)            Stockholder Approval Obtained. The Company shall have obtained all necessary stockholder approval to have filed the Charter Amendment, the Certificate of Designation (Series B) and the Amended and Restated Certificate of Designation (Series A-1), including the holders of the Series A-1 Preferred Stock voting separately as a class (and with respect to the Amended and Restated Certificate of Designation (Series A-1), the holders of Common Stock and Series A-1 Preferred Stock voting together as a class).

(m)          No Change to Capitalization.  Other than (i) the issuance of shares of restricted Common Stock in accordance with terms of Section 6.3 hereof in connection with the 2010 Salary Incentive Plan, (ii) the issuance of additional warrants to purchase Common Stock in connection with the payment of accrued interest through the issuance of additional secured promissory notes under the terms of the Credit Agreement, (iii) the issuance of additional shares of Series A-1 Preferred Stock in connection with the payment of accrued dividends on shares of Series A-1 Preferred Stock outstanding as of the date hereof, or (iv) the issuance of shares of Common Stock in connection with the exercise of options or warrants or the conversion of Series A-1 Preferred Stock, in each case, outstanding on the date hereof, there shall have been no change to the capitalization of the Company as set forth on Schedule 5.1(a) hereto since the date hereof.

(n)           2010 Salary Incentive Plan.  The 2010 Salary Incentive Plan shall have been in continuous effect since the date hereof.

(o)           Compliance Certificate. The Company shall have delivered to the Purchaser a Compliance Certificate, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date to the effect that the conditions specified in subsections (a), (b), (c), (d), (e), (f)(i), (g)(i), (h), (j), (k), (l), (m), (n) and (p) of this Section 7.1 have been satisfied.

(p)           Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement and the other Transaction Documents, including, without limitation, the offer and sale of the Series B Preferred Stock.

(q)           Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by (i) Company and (ii) the Persons listed on the signature pages thereto.

(r)            Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by (i) Company and (ii) the Persons listed on the signature pages thereto.

(s)           Supporting Documents.  The Purchasers at the Closing shall have received the following:

(1)           A good standing certificate of the Company and CIC Acquisition Corp.;

(2)           An opinion from Davis Wright Tremaine LLP, counsel to the Company, dated as of the Closing Date, in a form satisfactory to the Purchasers;

(3)           Copies of resolutions of the Board of Directors of the Company (the “Board”), certified by the Secretary of the Company, authorizing and approving (A) the filing of the Charter Amendment, the Certificate of Designation (Series B) and the Amended and Restated Certificate of Designation (Series A-1), (B) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (C) the appointment of the Series B Directors upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (D) the By-law Amendment and (E) the execution, delivery and performance of this Agreement and the other Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto;

(4)           Copy of the Certificate of Incorporation and By-laws of the Company, certified by the Secretary of the Company; and

(5)           A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraphs (3) and

(4) above and (B) further certifying that the Certificate of Designation (Series B) delivered to the Purchasers at the time of the execution of this Agreement has been validly adopted and has not been amended or modified.

(t)            Fees of Purchasers’ Counsel and Consultants.  The Company shall have paid all of the fees, expenses and disbursements of Phoenix and its Affiliate, SG Phoenix LLC, and otherwise satisfied its obligations under Section 14.8 hereof and the Fee Letter in full.

7.2           Conditions of the Company’s Obligations.  The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.

(a)           Covenants; Representations and Warranties. (i) Each of the Purchasers at the Closing Date shall have performed in all material respects all of its obligations and conditions hereunder required under this Agreement to be performed or complied by it at or prior to the Closing Date and (ii) the representations and warranties of each Purchaser at the Closing Date contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)           Investor Rights Agreement. The Persons listed on the signature pages thereto shall have executed and delivered the Investor Rights Agreement.

(c)           Registration Rights Agreement. Each Purchaser and the other Persons listed on the signature pages thereto shall have executed and delivered the Registration Rights Agreement.

7.3           Conditions of Each Party’s Obligations.  The respective obligations of the Company and the Purchasers to consummate the transactions at the Closing contemplated hereunder are subject to the absence of the following: (a) any litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement, the Recapitalization, any of the Transaction Documents, the Charter Amendment, the By-law Amendment, the Certificate of Designation (Series B) or the Amended and Restated Certificate of Designation (Series A-1), in which there has been issued any order or injunction delaying or preventing the consummation of the transactions contemplated hereby, and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational prohibiting or enjoining the transactions contemplated by this Agreement.

8.             Covenants; Nomination of Third Series B Director; Termination.

8.1           Preparation of Proxy Statement; Stockholders Meeting.   As promptly as reasonably practicable following the date of this Agreement, but no later than June 25, 2010, the Company shall prepare and cause to be filed with the SEC a preliminary proxy statement to be sent to the stockholders of the Company relating to the Company’s stockholders meeting

(together with any amendments or supplements thereto, the “Proxy Statement”).  The Company shall use its reasonable best efforts to finalize the Proxy Statement as promptly as possible after such filing.  The Company shall promptly notify Phoenix upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Phoenix with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand.  Phoenix shall have the opportunity to review and approve in its reasonable discretion the proxy statement and all amendments thereto and all correspondence from the Company and its representatives to the SEC related to the Company stockholders meeting (the “Stockholders Meeting”) prior to filing with the SEC. The Company shall, as soon as reasonably practicable following the date the SEC completes review of the Proxy Statement or notifies the Company that it will not review the Proxy Statement, duly call and give notice to the Company stockholders by mailing the definitive Proxy Statement, convene and hold the Stockholders Meeting for the purpose of seeking Company stockholder approval and to solicit such approval from the stockholders. In connection with the Stockholders Meeting, the Company shall, through the Board, recommend to its stockholders that they approve (a) an increase in (i) its authorized shares of Common Stock to 519,000,000 and (ii) its authorized shares of Preferred Stock to 16,000,000, (b) the Amended and Restated Certificate of Designation (Series A-1) and (c) elect four directors to the Board.  The Company shall within one (1) Business Day of obtaining such stockholder approvals in accordance with the terms of this Agreement, the Exchange Agreement and the Investor Rights Agreement, take all requisite actions (including the filing of the Charter Amendment, the Certificate of Designation (Series B) and the Amended and Restated Certificate of Designation (Series A-1) with the Secretary of State of the State of Delaware) to effect approvals and consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Exchange Agreement.

8.2           Reporting Requirements; Access to Records.  The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act as long as the Company remains subject to the reporting requirements of the Exchange Act. The Company further agrees to promptly make available to the Principal Investors (i) such information as the Company is required to file or furnish to the SEC, within the time periods required by applicable law and regulations for filing or furnishing such information with the SEC, (ii) such information as it furnishes to its other shareholders as a class, and (iii) reasonable access during normal business hours, upon reasonable advance notice, to all of the books, records and properties of the Company and each of its Subsidiaries, if any, and to all officers and employees of the Company and such Subsidiaries (which access shall be given to the Principal Investors’ respective officers, employees, advisors, counsel and other authorized representatives).

8.3           Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Series B Preferred Stock in a manner that would require the registration under the Securities Act of the sale of the Series B Preferred Stock to the Purchasers.

8.4           Securities Laws Disclosure; Publicity.  The Company shall by the fourth business day immediately following the date hereof, file with the SEC a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Documents as exhibits thereto. The Company and Phoenix shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor Phoenix shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Phoenix, or without the prior consent of Phoenix, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not include the name of any Purchaser in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of Phoenix, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement, (B) the Current Report on Form 8-K required by this Section 8.4, (C) any filing required by the SEC and (D) the filing of final Transaction Documents (including signature pages thereto) with the SEC and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide Phoenix with prior notice of such disclosure permitted under this clause (ii); provided, however, that other than such Purchaser’s name, the Company will not disclose any personal information regarding the Purchaser, including without limitation, the Purchaser’s tax identification number and address.

8.5           Reservation of Common Stock.  The Company will reserved and continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Conversion Shares upon conversion of the Series B Preferred Stock.

8.6           Listing of Common Stock.  The Company hereby agrees to use best efforts to maintain the listing of the Common Stock on a Trading Market.  The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

8.7           Filings.  The Company shall make all filings with the SEC and its Trading Markets as required by the transactions contemplated hereby.

8.8           Appointment of Chief Executive Officer.  For so long as twenty percent (20%) of the aggregate number of shares of Series B Preferred Stock issued in connection the consummation of the transactions contemplated by this Agreement and the Exchange Agreement remain outstanding, the Company shall take all steps necessary to appoint and retain as the Company’s Chief Executive Officer a nominee designated by Phoenix.

8.9           Nomination of Third Series B Director.  Each of the Purchasers hereby authorizes and approves the nomination of Francis J. Elenio to serve on the Board as a Series B Director.

8.10         Termination of Agreement.

(a)           This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Company and Phoenix.

(b)           This Agreement may be terminated by the Company or Phoenix if (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Entity which, directly or indirectly, prohibits the consummation of the Closing; or (iii) the Closing contemplated hereby shall have not occurred on or before August 31, 2010 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.10(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c)           This Agreement may be terminated by Phoenix if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date ten (10) days after receipt by the Company of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Phoenix.

(d)           This Agreement may be terminated by the Company, if there has been a material violation or breach by the Purchasers of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date ten (10) days after receipt by Phoenix of notice specifying particularly such violation or breach, and such violation or breach has not been waived by the Company.

8.11         Procedure and Effect of No-Default Termination.  In the event of termination of this Agreement pursuant to Section 8.10, written notice thereof shall forthwith be given by the terminating party to the other party, whereupon, if this Agreement is terminated pursuant to any of Sections 8.10(a) or (b), the liabilities of the parties hereunder will terminate to each other, except as otherwise expressly provided in this Agreement, and thereafter neither the Company nor the Purchasers shall have any recourse against the other by reason of this Agreement.

9.             Transfer Restrictions; Restrictive Legend.

9.1           Transfer Restrictions.  The Purchasers understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or exempt under Rule 144 or Rule 144A under the Securities Act; provided, however, that an opinion of counsel shall not be required for a transfer by a Purchaser that is (A) a partnership transferring all of the assets owned by it to its partners or former partners pro rata in accordance with partnership interests, (B) a corporation transferring to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of such Purchaser, (C) a limited liability company transferring all of the assets owned by it to its members or former members pro rata in accordance with their interest in the limited liability company, (D) an individual transferring to such Purchaser’s family member or trust for the benefit of such Purchaser, or (E) transferring its Securities to any Affiliate of such Purchaser, in the case of an institutional investor, or other Person under common management with such Purchaser; and provided, further, that the transferee in each case agrees to be subject to the restrictions in this Section 9. It is understood that the certificates evidencing the Securities may bear substantially the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.”

9.2           Unlegended Certificates.  The Company shall be obligated to promptly reissue unlegended certificates upon the request of any holder thereof at such time as the holding period under Rule 144 or another applicable exemption from the registration requirements of the Securities Act has been satisfied.

10.           Registration, Transfer and Substitution of Certificates for Securities.

10.1         Stock Register; Ownership of Securities.  The Company will keep at its principal office a register in which the Company will provide for the registration or transfers of the Securities. The Company may treat the Person in whose name any of the Securities are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Securities shall mean the Person in whose name such Securities are at the time registered on such register.

10.2         Replacement of Certificates.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 10.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Securities of like tenor.

11.           Definitions.  Unless the context otherwise requires, the terms defined in this Section 11 shall have the meanings specified for all purposes of this Agreement.

Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 11, shall be construed in accordance with GAAP. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” has the meaning assigned to it in the introductory paragraph hereof.

“Amended and Restated Certificate of Designation (Series A-1)” means the Amended and Restated Certificate of Designation of Series A-1 Cumulative Convertible Preferred Stock in the form attached hereto as Exhibit B, which sets forth the rights, preferences and privileges of the Series A-1 Preferred Stock, par value $0.01 per share, of the Company.

“By-laws” means the By-laws of the Company in effect as of the date hereof, and as may be amended, restated, modified or amended and restated, from time to time

“By-law Amendment”, means the Amendment to By-laws, in the form attached hereto as Exhibit C.

“Board” has the meaning assigned to it in Section 7.1(s)(3) hereof.

“Certificate of Designation (Series B)” has the meaning assigned to it in Section 1 hereof.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof, and as may be amended, restated, modified or amended and restated, from time to time.

“Charter Amendment” means the Certificate of Amendment to the Certificate of Incorporation, in the form attached hereto as Exhibit D.

“Charter Documents” has the meaning assigned to it in Section 5.8 hereof.

“Closing” has the meaning assigned to it in Section 3.1 hereof.

“Closing Date” has the meaning assigned to it in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning assigned to it in Section 1 hereof.

“Company” has the meaning assigned to it in the introductory paragraph hereof.

“Company Intellectual Property” has the meaning assigned to it in Section 5.21(a) hereof.

“Conversion Shares” has the meaning assigned to it in Section 1 hereof.

“Credit Agreement” means the Credit Agreement, dated as of June 5, 2008, among the Company, Phoenix, the other lenders signatory thereto and SG Phoenix LLC, as Collateral Agent, as amended by Amendment No. 1 to the Credit Agreement, dated as of May 28, 2009 and Amendment No. 2 to the Credit Agreement, dated as of May 4, 2010 (as the same may be amended, restated, supplemented or amended and restated from time to time).

“Disclosure Schedule” has the meaning assigned to it in Section 5 hereof.

“Domain Names” has the meaning assigned to it in Section 5.21(c) hereof.

“Employee Benefit Plan” has the meaning assigned to it in Section 5.17(b) hereof.

“Encumbrances” has the meaning assigned to it in Section 5.2 hereof.

“Environmental Law” has the meaning assigned to it in Section 5.20(b) hereof.

“ERISA” has the meaning assigned to it in Section 5.17(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning assigned to it in Section 7.1(e) hereof

“Fee Letter” means the Fee Letter, dated April 26, 2010, between the Company, Phoenix and SG Phoenix LLC.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Hazardous Material” has the meaning assigned to it in Section 5.20(b) hereof.

“Indebtedness” means all of the Company’s senior secured indebtedness and other obligations under the Credit Agreement.

“Intellectual Property” has the meaning assigned to it in Section 5.21(a) hereof.

“Investor Rights Agreement” means the Investor Rights Agreement in the form attached hereto as Exhibit E.

“knowledge” of the Company or any similar phrase means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of Guido DiGregorio, Francis Dane, Craig Hutchison, Russel Davis, Bill Macy or Beth Selling.  Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is contained in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, or (b) such knowledge would reasonably be expected to be obtained from reasonable inquiry of the persons employed by the Company charged with administrative or operational responsibility for such matters for the Company.

“Material Adverse Effect” means (i) any material adverse effect on the issuance or validity of the Securities or the transactions contemplated hereby or the enforceability or validity of the Charter Amendment, the Certificate of Designation (Series B) or the Amended and Restated Certificate of Designation (Series A-1) or on the ability of the Company to perform its obligations under this Agreement and the other Transaction Documents or (ii) any material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of the Company and its Subsidiaries, taken as a whole.

“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings (i) which by their terms involve, or would reasonably be expected to involve, aggregate payments by or to the Company during any 12 month period in excess of $50,000, (ii) the breach of which by the Company or any of its Subsidiaries would be material to the Company or any of its Subsidiaries or (iii) which are required to be filed as exhibits by the Company with the SEC pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K promulgated by the SEC.

“Material Permits” has the meaning assigned to it in Section 5.27 hereof.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

“Phoenix” has the meaning assigned to it in the introductory paragraph hereof.

“Principal Investors” means Phoenix, Michael Engmann and MDNH Partners L.P.

“Proxy Statement” has the meaning assigned to it in Section 8.1 hereof.

“Purchase Price” has the meaning assigned to it in Section 2 hereof.

“Purchased Shares” has the meaning assigned to it in Section 1 hereof.

“Purchasers” has the meaning assigned to it in the introductory paragraph of this Agreement and shall include any Affiliates of the Purchasers.

“Recapitalization” has the meaning assigned to it in Section 7.1(e) hereof.

“Registrars” has the meaning assigned to it in Section 5.21(d) hereof.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit F.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning assigned to it in Section 5.13(a) hereof.

“Securities” has the meaning assigned to it in Section 1 hereof.

“Securities Act” or “Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Stock” means the Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company provided for pursuant to the Amended and Restated Certificate of Designation (Series A-1) filed with the Delaware Secretary of State.

“Series B Preferred Stock” has the meaning assigned to such term in Section 1 hereof.

“Software” has the meaning assigned to it in Section 5.21(a) hereof.

“Stockholders Meeting” has the meaning assigned to it in Section 8.1 hereof.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Termination Date” has the meaning assigned to it in Section 8.10(b) hereof.

“Trademarks” has the meaning assigned to it in Section 5.21(a) hereof.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, and the Registration Rights Agreement and, in the case of the Company, the Exchange Agreement.

“2010 Salary Incentive Plan” has the meaning assigned to it in Section 6.3 hereof.

12.           Enforcement.

12.1         Cumulative Remedies.  None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement, any of the other Transaction Documents, the Certificate of Incorporation, the Certificate of Designation (Series B) or the Amended and Restated Certificate of Designation (Series A-1) or now or hereafter available at law, in equity, by statute or otherwise. In addition to being entitled to exercise all rights provided herein or granted at law, including recovery of damages, the Purchasers and the Company will be entitled to specific performance under the Transaction Documents, the Certificate of Incorporation and the Certificate of Designation (Series B). The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate or the posting of a bond.

12.2         No Implied Waiver.  Except as expressly provided in this Agreement, no course of dealing between the Company and the Purchasers or any other holder of shares of Series B Preferred Stock and no delay in exercising any such right, power or remedy conferred hereby or by the Certificate of Designation (Series B), or by any of the other Transaction Documents or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

13.           Confidentiality.  Except as otherwise agreed in writing by the Company, each Purchaser agrees that it will use reasonable care to keep confidential and not disclose or divulge any confidential information obtained from the Company pursuant to the terms of the Transaction Documents, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 13 by such Purchaser), (b) is or has been independently developed or conceived by such Purchaser without use of the Company’s confidential information, (c) is or has been made known or disclosed to such Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company or (d) was known to such Purchaser prior to disclosure to the Purchaser by the Company; provided, however, that such Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals; (ii) to any prospective purchaser of any Securities from the Purchaser, if such prospective purchaser agrees to keep such information confidential; (iii) to any Affiliate, partner, member, stockholder or advisor of such Purchaser in the ordinary course of business, provided that the Purchaser informs such person that such information is confidential; or (iv) as may otherwise be required by law.

14.           Miscellaneous.

14.1         Waivers and Amendments.  Upon the approval of the Company and the written consent of Phoenix, the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing.

The foregoing notwithstanding, no such waiver or supplemental agreement shall affect any of the rights of any holder of any Securities created by the Certificate of Designation (Series B) or by the Delaware General Corporation Law without compliance with all applicable provisions of the Certificate of Designation (Series B) and the Delaware General Corporation Law.

14.2         Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Purchasers at its address set forth on Schedule I hereto.

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attention: Jonathan J. Russo, Esq.
Facsimile No.: (212) 858-1500

If to the Company:

Communication Intelligence Corporation
275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
Attention: Francis V. Dane
Facsimile No.: (650) 802-7777

with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP
1300 SW Fifth Avenue, Suite 2300
Portland, OR 97201
Attention: Michael C. Phillips, Esq.
Facsimile No.: (503) 778-5299

or at such other address as the Company or the Purchasers each may specify by written notice to the other parties hereto. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 14.2.

14.3         Indemnification; Survival.  The Company shall indemnify, save and hold harmless each Purchaser, its directors, officers, members, stockholders, employees, partners, representatives, advisors, attorneys and agents (each, a “Purchaser Indemnified Party”) from and against (and shall promptly reimburse such indemnified persons for) any and all liability, loss, cost, damage, fine, penalty, amount paid in settlement, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred (collectively, “Losses”) in connection with or arising from claims, actions, suits, proceedings, investigations or similar claims by any person or entity (other than any Purchaser Indemnified Party) associated, arising out of or relating to (i) the execution, delivery and performance of this Agreement, any of the other Transaction Documents or the Certificate of Designation (Series B), (ii) the transactions contemplated hereby or thereby, (iii) the ownership by such Purchaser of the Securities or (iv) the rights of the Purchasers to elect directors to the Company’s Board.  This indemnification provision shall be in addition to the rights of the Purchaser to bring an action against the Company for breach of any term of this Agreement, the other Transaction Documents or the Certificate of Designation (Series B). All representations and warranties of the Company in this Agreement or the Transaction Documents shall survive the Closing until the date that is two (2) years after the Closing Date; provided, however, that the representations and warranties of the Company contained in Sections 5.2 (Due Issuance and Authorization of Capital Stock), 5.16 (Taxes), 5.17 (Employee Matters) and 5.21 (Intellectual Property Matters) shall survive the Closing until the sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers or extensions thereof).  All covenants of the Company in this Agreement, except to the extent otherwise expressly provided, shall survive the Closing indefinitely.

14.4         No Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.5         Successors and Assigns.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not.  None of the parties hereto may assign its rights or obligations under Section 2 hereof without the prior written consent of the Company, except that each Purchaser may, without the prior consent of the Company, assign its rights to purchase the shares of Series B Preferred Stock hereunder to any Affiliate.

14.6         Headings.  The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

14.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

14.8         Fees and Expenses.  The Company agrees to pay, reimburse and hold the Phoenix, on behalf of the Purchasers, harmless from liability for the payment of all out-of-pocket fees and expenses incurred by it in connection with its diligence investigation of the Company, the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby (including the Recapitalization), regardless of whether the purchase of shares of Series B Preferred Stock by the Purchasers pursuant to this Agreement is consummated in accordance with the terms of this Agreement.  Phoenix may deduct such fees and expenses from the aggregate amount to be paid by Phoenix at the Closing for the shares of Series B

Preferred Stock to be purchased by it hereunder.  The fees and expenses of the Phoenix may include, without limitation:

(a)           the fees and expenses of counsel, consultants and accountants and out of pocket expenses, including diligence and travel expenses, of Phoenix and its Affiliates, arising in connection with the preparation, negotiation and execution of the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1) and the Transaction Documents, the preparation, execution and filing of all forms, schedules and reports and amendments thereto of the Purchasers required to be filed with the SEC in connection with or arising out of the transactions contemplated by the Transaction Documents and the consummation of the transactions contemplated thereby (including Schedule 13D filings and amendments and Form 4 filings),

(b)           all costs of the Company’s performance and compliance with the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1) or the Transaction Documents, and

(c)           stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1) or the Transaction Documents, or the issuance, delivery or acquisition of the Purchased Shares or the Conversion Shares.

14.9         Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.2 shall be deemed effective service of process on such party.

14.10       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PURCHASERS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE PURCHASERS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PURCHASERS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW

EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Purchasers that the provisions of this Section 14.10 constitute a material inducement upon which the Purchasers is relying and will rely in entering into this Agreement. The Purchasers or the Company may file an original counterpart or a copy of this Section 14.10 with any court as written evidence of the consent of the Purchasers and the Company to the waiver of the right to trial by jury.

14.11       Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

14.12       Entire Agreement.  This Agreement, the Certificate of Designation (Series B), the Amended and Restated Certificate of Designation (Series A-1) and the Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof.

14.13       Severability.  If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

14.14       Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under this Agreement and any other Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under this Agreement and any other Transaction Document.  The decision of each Purchaser to purchase shares of Series B Preferred Stock pursuant to this Agreement and the other Transaction Documents has been made by such Purchaser independently of any other Purchaser.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and the other Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE COMPANY

COMMUNICATION INTELLIGENCE CORPORATION

By:	/s/ Guido DiGregorio
Name: Guido DiGregorio
Title: Chairman and Chief Executive Officer

Signature Page to Series B Preferred Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

PURCHASER

By:	[OMITTED]
Name:
Title:

Address:

Telephone No.:

Facsimile No.:

Email Address:

Number of Shares:

Aggregate Purchase Price:

SSN/TIN:

Signature Page to Series B Preferred Stock Purchase Agreement

Schedule I

[OMITTED]